Exhibit 99.(a)(1)(C)

Additional Terms of Election

By electing to surrender my eligible stock options for exchange pursuant to Intersil’s Stock Option Exchange Program (the “Exchange Offer”), I understand and agree to all of the following:

1. I surrender to Intersil for exchange those eligible stock option grants marked “Exchange” in my election form and understand that, upon acceptance by Intersil, this election form will constitute a binding agreement between Intersil and me, unless BNY Mellon Shareowner Services (“BNY Mellon”) receives a valid updated election form from me before the Exchange Offer expires.

2. I understand that my election to participate in the Exchange Offer is voluntary.

3. I understand that the Exchange Offer will expire at 5:00 pm, Eastern Standard Time, on November 5, 2009 (unless extended by Intersil) and that I may withdraw or change my election at any time until the Exchange Offer expires by properly executing a new election form. I also understand that upon the expiration of the Exchange Offer, I will no longer be permitted to change or withdraw my election and that only my most recent properly completed and submitted election form on file with BNY Mellon as of the expiration of the Exchange Offer will be processed in accordance with the terms and conditions of the Exchange Offer. I acknowledge that it is my responsibility to ensure that my election form is properly completed and submitted, and is received by BNY Mellon prior to the expiration of the Exchange Offer.

4. I understand that I must clearly mark either the “Exchange” or “Do Not Exchange” box for each eligible stock option grant in my election form and that if I do not make an election for each stock option grant in my election form, or if my elections are not clearly marked, my election form will be rejected. I further understand that if I mark “Exchange” with respect to any eligible stock option grant, I must exchange that entire stock option grant.

5. I understand that if I validly surrender eligible stock options for exchange, and such eligible stock options are accepted and cancelled, I will lose my rights to purchase any shares under such eligible stock options.

6. I understand that the terms and conditions of the Exchange Offer are governed by the terms of the Offer to Exchange document that was distributed to me. By participating in the Exchange Offer, I agree to, and agree to be bound by, all of the terms and conditions contained in the Offer to Exchange document, including, without limitation (i) the terms governing how the number of shares covered by the new stock options that I receive in the Exchange Offer will be determined, (ii) the terms governing how my new stock options will become vested and exercisable and (iii) the terms regarding my eligibility to participate in the Exchange Offer and to receive new stock options (which terms require me, among other things, to remain employed by Intersil or one of its subsidiaries through and including the date the new stock options are granted in order to receive new stock options in the Exchange Offer).

7. I understand that the exercise price for the new stock options that I receive in the Exchange Offer will be equal to the closing price of Intersil’s common stock on the date the new stock options are granted as reported on the NASDAQ Global Select Market.

8. I understand that the new stock options I receive in the Exchange Offer will be nonqualified stock options for U.S. federal income tax purposes and will be subject to the terms and conditions of the Intersil Corporation 2008 Equity Compensation Plan, as amended and restated from time to time, and the applicable stock option agreement(s).

9. I understand that under certain circumstances set forth in the Offer to Exchange document, Intersil may terminate or amend the Exchange Offer and postpone its acceptance of the eligible stock options I have elected to exchange. I further understand that in the event the eligible stock options I have elected to exchange are not accepted for exchange, such stock options will continue to be governed by their existing terms and conditions.

10. I acknowledge that Intersil has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer. I further acknowledge that I have received, read and understand the documents relating to the Exchange Offer, including without limitation, the Offer to Exchange document.

11. I understand that none of the officers, directors, employees or agents of Intersil or any of its subsidiaries has made or is making any recommendation as to whether or not I should participate in the Exchange Offer, and that I must make my own decision regarding whether or not to participate in the Exchange Offer, taking into account my own personal circumstances and preferences. I also understand that the new stock options I receive in the Exchange Offer may decline in value. I further understand that past and current market prices of Intersil common stock does not provide a basis for predicting what the market price of Intersil common stock will be in the future.

12. I understand that nothing in the Exchange Offer or any related documents should be construed to confer upon me the right to remain an employee of Intersil or any of its subsidiaries. The terms of my employment with Intersil (or one of its subsidiaries, as applicable) remain unchanged. I also understand that Intersil cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the new stock option grant date or thereafter.

13. I understand that no claim or entitlement to compensation or damages shall arise from forfeiture of the right to participate in the Exchange Offer resulting from the termination of my employment with Intersil or any of its subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release Intersil and its subsidiaries from any such claim that may arise. Notwithstanding the foregoing, if any such claim is found by a court of competent jurisdiction to have arisen, I understand and agree that I shall be deemed irrevocably to have waived my entitlement to pursue such claim and any relief in connection therewith.

14. I understand that to administer the Exchange Offer, Intersil must collect, use and transfer certain information regarding me and my eligible stock option grants, including, but not limited to, my name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock held in Intersil or its subsidiaries and details of all stock options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor (“Data”). I further understand that Intersil may have to share the Data with third parties who are assisting with the Exchange Offer. By submitting my election, I acknowledge and agree that:

•

the parties receiving my Data may be located in the United States or elsewhere, and the recipient’s country (e.g., the United States) may have different data privacy laws and protections than my home country;

•	the Data will be held only as long as necessary to implement, administer and manage the Exchange Offer;

•

I can request from Intersil a list with the names and addresses of any potential recipients of the Data by contacting Intersil and I can request additional information about how the Data is stored and processed; and

•	I can request that the Data be amended if it is incorrect.

By submitting this election form, I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my Data by Intersil, its subsidiaries and affiliates and the third parties assisting Intersil with the Exchange Offer, for the exclusive purpose of implementing, administering and managing my participation in the Exchange Offer. I understand that if I am an eligible employee who resides in certain non-U.S. jurisdictions, I can withdraw my consent to the collection, use and transfer of my Data by contacting Intersil and I acknowledge that if I withdraw my consent, it may affect my ability to participate in the Exchange Offer. Please contact Intersil if you have any questions.

15. I understand that if I have received this document or any other document related to the Exchange Offer translated into a language other than English, the English version will control in the event such translated version is different in meaning than the English version.

16. I understand that all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options will be determined by Intersil in its sole discretion. I further understand that neither Intersil nor any other person is obligated to give me notice of any defects or irregularities in surrenders and that no surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by me unless waived by Intersil in its sole discretion.

17. I hereby represent and warrant that I have full power and authority to elect to surrender the eligible stock options marked “Exchange” in my election form and that, when and to the extent such eligible stock options are accepted by Intersil, such eligible stock options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible stock options will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible stock options or new stock options, or my spouse or registered domestic partner has consented to and agreed to be bound by my elections and the election form. Upon request, I will execute and deliver any additional documents deemed by Intersil (in its sole and absolute discretion) to be necessary or desirable to complete the exchange of the eligible stock options I am electing to exchange.

18. I hereby sell, assign and transfer to Intersil all right, title and interest in and to all of the eligible stock options that I am surrendering for exchange as specified in my election form (subject to my right to withdraw or change my elections prior to the expiration of the Exchange Offer).

If you are making your elections using a paper election form, you must sign this document and fax it to BNY Mellon with your paper election form in accordance with the delivery instructions contained in your paper election form. If you are making your elections online, you do not need to sign and return this document, as your acceptances and/or acknowledgments made online shall be considered an electronic signature for all legal purposes and shall be enforceable pursuant to applicable law.

Employee’s Signature

Employee’s Name (please print or type)

Employee’s Phone Number

Date